Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-53542 and 333-137857) of Unit Corporation of our report dated June 29, 2015 relating to the financial statements and supplemental schedule of the Unit Corporation Employees' Thrift Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Tulsa, Oklahoma
June 29, 2015